Exhibit 99.1

FOR IMMEDIATE RELEASE	For media inquiries contact:
Maryanne Lataif
SVP, Corporate Communications
310 255- 2704
mlataif@activision.com

ACTIVISION BLIZZARD APPOINTS TOP ATTORNEY GEORGE L. ROSE

TO NEWLY CREATED POSITION OF CHIEF PUBLIC POLICY OFFICER

CHRISTOPHER B. WALTHER TO JOIN COMPANY

AS CHIEF LEGAL OFFICER

September 16, 2009 — Santa Monica, CA — Activision Blizzard (Nasdaq: ATVI) announced today that George L. Rose has been appointed to the newly created position of Executive Vice President and Chief Public Policy Officer. The company also announced that Christopher B. Walther, Procter & Gamble’s general counsel for Western Europe, has been named to succeed Mr. Rose as the company’s Chief Legal Officer.

Mr. Rose’s appointment, which will be effective January 1, 2010, reflects Activision Blizzard’s growth as a global leader in video games and entertainment. Reporting to Robert Kotick, CEO of Activision Blizzard, Mr. Rose will be responsible for all federal, state and foreign public policy programs, as well as for regulatory policy initiatives worldwide.  As Chief Legal Officer, Mr. Rose was the architect of the company’s global legal strategy and oversaw all compliance functions.   He is a 14-year veteran of Activision and has more than 20 years experience in corporate entertainment law.

Mr. Walther brings to Activision Blizzard 17 years of experience as a key leader and senior counsel for one of the world’s largest consumer products companies. In addition to his current position at Procter & Gamble, Mr. Walther served as General Counsel of Central and Eastern Europe, Middle East and Africa and General Counsel for Japan and Northeast Asia.  During his tenure, he also oversaw the securities law and M&A transactions group and served in the corporate secretary function for the Board of Directors.

Before joining Procter & Gamble, Mr. Walther served as a law clerk for Judge Harry W. Wellford of the United States Sixth Circuit Court of Appeals.  He is a summa cum laude graduate of the University of Kentucky College of Law and Centre College. Mr. Walther will report to Thomas Tippl Activision Blizzard’s Chief Corporate Officer and Chief Financial Officer. Until Mr. Walther joins the company, which is expected to occur later this year, Mr. Rose will continue to serve as the company’s Chief Legal Officer.

“Both of these appointments further strengthen Activision Blizzard’s executive management team as we grow to meet the increasing demands of the video game industry,” stated Robert Kotick.  “The creation of a new public policy role ensures that we are well positioned to proactively address the complex global legislative issues and regulatory issues likely to face our industry as we move towards even greater mass-market orientation.  George has distinguished himself during his long tenure at Activision and his breadth of legal expertise will enable us to keep key stakeholder audiences abreast of our business and industry issues.”

Kotick continued, “We are also very pleased to welcome Chris to Activision Blizzard. His impressive track record of success and proven experience coupled with his considerable domestic and international expertise makes him an ideal candidate for this position.”

Headquartered in Santa Monica, California, Activision Blizzard, Inc. is a worldwide online, PC and console game publisher with leading market positions across every major category of the rapidly growing interactive entertainment software industry.

Activision Blizzard maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Ireland, Italy, Sweden, Spain, Norway, Denmark, the Netherlands, Australia, China, South Korea and the region of Taiwan.  More information about Activision Blizzard and its products can be found on the company’s website, www.activisionblizzard.com.

###